Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (Agreement) is made by and between Sonida Senior Living, Inc. including its subsidiary and affiliated entities (Employer) and Timothy Cober (Employee), collectively referred to herein as the Parties, and is effective the 07/01/22.

1.-

Term of Employment. Employer hereby employs Employee and Employee hereby accepts such employment beginning the 07/01/22 until terminated as hereinafter provided. It is hereby expressly agreed that unless otherwise agreed to in writing by the parties, any re-employment of Employee from time to time, whether in his or her present capacity or otherwise, shall be deemed a renewal of this Agreement without formal written renewal beginning on the date of such re-employment, and the provisions hereof shall be carried into such renewal period as fully to all intents and purposes as if a new written agreement were entered into and executed.

2.-	Duties of Employee. Employee’s duties shall be those which are assigned to him or her from time to time by the Board of Directors or other appropriate manager of Employer.

3.-

Compensation of Employee. As compensation for the services rendered hereunder, Employee shall receive an annual salary and such other payments and benefits as may be determined from time to time. Employer retains full right and absolute discretion and authority to make changes to such other payments and benefits as it deems appropriate from time to time, in accordance with federal and state law, and with or without notice to Employee. Upon termination of such employment, the salary and any other appropriate compensation of Employee shall be prorated through the date on which the termination becomes effective. Employee, in consideration thereof, hereby agrees to devote his or her full working time and energy to the best interests and business of Employer and hereby agrees that he or she will, to the best of his or her skill and ability, use his or her best efforts and endeavors to the extension and promotion of said business, to the proper servicing of said business and to the protection of the goodwill of such business, both as now enjoyed and in the future. Employee shall receive paid time off for vacations in accordance with Employer’s vacation policy, and during such vacations shall generally be excused from performing any services for the Employer absent an immediate need or other unusual circumstance. Any business of Employer which is secured or acquired by Employee during the term of this Agreement and while in the employ of Employer in his or her present capacity or in any other capacity shall belong wholly to Employer and to its successors and assigns, as more fully set forth hereinafter.

4.-

Business Expenses. It is recognized by the parties that Employee, in connection with the services to be performed by him or her under this Agreement, may expend monies for travel and other business expenses. Employer agrees to reimburse Employee for any such reasonable expenses incurred, provided that Employer has authorized same and Employee has properly submitted such expenses for payment in accordance with any applicable Employer policy or procedures.

5.-

Confidential Information. For the purposes of this Agreement, “confidential information” of Employer shall consist of all trade secrets and other information that is proprietary in nature, confidential to Employer, and not generally known by or available to the public or to Employer’s competitors. Such confidential information may include, but is not limited to, one or more of the following, whether in written, electronic, email or other format: The identity of and internal business information regarding Employer’s clients, employees, contractors, residents, customers, suppliers, and investors; information relating to Employer’s property management reports and techniques, facilities, computer systems and computer reports, properties, and services; and Employer’s operational, financial and private personnel information. All such information shall be treated as confidential by Employee both during and after the termination of Employee’s employment under this Agreement. Employee shall not possess, use or disclose any confidential information at any time to any person except authorized personnel of Employer or its subsidiary corporations, or in the usual course of performing his or her duties and responsibilities under this Agreement or as Employer may otherwise authorize in writing.

6.-

Nonsolicitation. In consideration of Employee’s employment with Employer, Employee agrees that during the term of this Agreement Employee shall use his or her best business efforts to further Employer’s interests and shall not do anything that might reasonably be considered detrimental to or competing against those interests. Employee further agrees that for one year immediately following the termination of such employment for any reason, Employee shall not for himself or herself, or for any third party, directly or through another person acting in concert with Employee:

(i) divert or attempt to divert from Employer any business of any kind in which it is or has been engaged during the 12 months immediately before such employment ended at the facility or location at which Employee was employed, including, without limitation, the solicitation of, interference with, or entering into any contract for, competitive business services with any of Employer’s clients, residents or customers that have conducted business with Employer at any time during such 12-month period; or (ii) employ or solicit for employment any person with whom Employee came into contact and who was employed by Employer in order to compete with same, or induce any such person to leave such employment or otherwise violate any employment agreement, confidentiality, nonsolicitation or noncompetition agreement with Employer. The time periods referenced in this Paragraph shall not include any period of time during which Employee is in breach of this Agreement, and Employee’s obligations under this Agreement shall be extended for an amount of time equal to the period of time during which Employee violates any of these provisions

7.-

Property Rights. All confidential information, data, property management reports, business secured or acquired by or for Employer, techniques, personnel booklets, manuals, drawings, keys to buildings or vehicles, computers, cellular phones, personal data assistants, and other equipment, records, emails and other electronic or written material prepared or compiled by or furnished to Employee while employed with Employer and for the purposes of such employment (the “Property”), shall be the sole and exclusive property of Employer. None of the Property, or any copies and reproductions thereof, shall be retained, used, or disclosed to any third persons by Employee upon termination of his or her employment, and Employee shall promptly return such Property to Employer upon such termination or at any time upon Employer’s request.

8.-

Continuation of Rights; Remedies. The provisions of Sections 5, 6 and 7 of this Agreement shall continue to be binding upon Employee in accordance with their terms, notwithstanding termination of Employee’s employment with Employer for any reason. Employer and Employee acknowledge and agree that the restrictions and obligations contained in such Sections are reasonable and necessary to protect the legitimate business interests of Employer. The parties further acknowledge and agree that any violation of such Sections will result in immediate and irreparable harm to Employer for which a remedy at law is inadequate. In the event of a breach or threatened breach by Employee of any such Section, Employer and Employee agree that Employer shall, in addition to any other legal or equitable remedies, be entitled to an injunction restraining Employee from such breach or threatened breach without having to prove actual damages to Employer or the inadequacy of a legal remedy.

9.-

Termination of Employment. This Agreement and Employee’s employment hereunder may be terminated at any time upon the parties’ mutual written agreement. With or without cause, either party may also terminate this Agreement and Employee’s employment hereunder at any time by giving two (2) weeks advance written notice of termination to the other party. Upon such event, Employer shall have the option, at its sole discretion, to do either or both of the following after receiving or providing such notice of termination: (i) request Employee to continue his or her present duties, with the termination being effective on the last day of the two (2) week notice period; or (ii) elect for the termination to become immediately effective when such notice is received or provided, or at any time during such two (2) week notice period. In either event, Employer shall pay Employee his or her base salary or other regular rate of pay for such two (2) week notice period unless such termination is for any “cause” reason as defined below or as otherwise defined by applicable state law, which shall result in a forfeiture of such payment. Such cause reasons include but are not limited to, any of the following as may be determined in the sole discretion of Employer: embezzlement, fraud, theft, malfeasance, or any act of willful misconduct; possession or use of illegal drugs or violation of any substance abuse policy of Employer; or any arrest or conviction for such acts or for any crime involving moral turpitude; or any act or omission which would warrant immediate termination under Employer’s policies and procedures. Employer shall also notify Employee of any rights to elect continued group health insurance coverage in accordance with applicable federal or state law.

For the purposes of this Agreement, the termination of Employee’s employment with Employer for any reason shall be considered a termination of this Agreement, and unless the parties agree otherwise in writing the termination of this Agreement shall be considered a termination of Employee’s employment with Employer.

10.-

Representations. Employee represents and warrants that, by accepting employment with Employer he or she is not violation of or breaching any of Employee’s other agreements or obligations. Employee further represents that he or she has not taken and will not bring to, use at, or disclose to Employer, the confidential, trade secret, or proprietary information of any third person or prior employer. Employee further represents and warrants that he or she has not previously assumed any obligations inconsistent with those contained in this Agreement.

11.-

Amendment. This Agreement supersedes and replaces any and all previous agreements, written or oral, relating to Employee’s employment with Employer, and shall not be changed orally, but only by a written instrument signed by Employee and an authorized representative of Employer.

12.-

Benefit of Agreement. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any parent, subsidiary, affiliate or successor of Employer, including but not limited to any successor by merger, acquisition or consolidation, or to any assignee of all or substantially all of its Property or other assets. Because Employee’s duties and responsibilities under this Agreement are personal in nature, he or she may not assign any rights or obligations under this Agreement.

13.-

Notices. Any notices to be given hereunder by either party to the other shall be made in writing by personal delivery or by United States mail, registered or certified, postage prepaid with return receipt requested, or by overnight delivery. Notices delivered personally shall be deemed to be provided as of actual receipt, and mailed notices shall be deemed to be provided as of their signed receipt or as of three (3) days after mailing, whichever first occurs. Mailed notices shall be addressed to either party at the last known address for the respective party.

14.-

Waiver of Rights. The rights and remedies provided in this Agreement are cumulative, and the use of or failure to use any such right or remedy by a party shall not preclude or waive that party’s right to use any or all of same. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise

15.-

Severability. Every provision in this Agreement is intended to be severable. If any term, provision or part thereof is determined by a court of competent jurisdiction to be illegal or invalid for any reason, such term, provision or part shall be severed and the remainder of this Agreement shall remain in full force and effect. In addition to or instead of such severability, this Agreement may be judicially modified to be construed in a manner consistent with the parties’ intent herein and enforced to the fullest extent provided by law.

16.-	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

17.-

Attorneys’ Fees and Costs. If any action at law or in equity occurs to enforce or interpret the terms of this Agreement, and Employer prevails in any such action, then Employee shall pay Employer’s reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which Employer may be entitled or otherwise be awarded.

The parties sign this Employment Agreement intending to be bound by its terms, to be effective as of the date first written above.

/s/ Timothy Cober	BY:	/s/ Kevin Detz
Timothy Cober		Kevin Detz, EVP & Chief Financial Officer